April 2024

Preliminary Pricing Supplement No. 1,979

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 22, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Trigger Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented and modified by this document. If the final index value of each underlying index is greater than or equal to 65% of its initial index value, which we refer to as the respective downside threshold value, you will receive the stated principal amount for each security that you hold at maturity plus the upside payment of at least $105 per security (to be determined on the pricing date). However, if the final index value of any underlying index is less than its respective downside threshold value, the payment at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value of the worst performing underlying from its respective initial index value. Under these circumstances, the payment at maturity will be less than $650 per security and could be zero. Accordingly, you could lose your entire initial investment in the securities. Because the payment at maturity on the securities is based on the worst performing of the underlying indices, a decline in any final index value below 65% of its respective initial index value will result in a significant loss on your investment, even if the other underlying indices have appreciated or have not declined as much. The securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of three underlying indices and forgo current income and returns above the fixed upside payment in exchange for the upside payment feature that applies only if the final index value of each underlying index is greater than or equal to its respective downside threshold value. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

The Nasdaq-100® Technology Sector IndexSM measures the performance of companies in the Nasdaq-100 Index® that are classified as technology according to the Industry Classification Benchmark. For more information about the Nasdaq-100 Index®, see the information set forth under “Nasdaq-100 Index®” in the accompanying index supplement. For more information about the Nasdaq-100® Technology Sector IndexSM, see “Annex A — Nasdaq-100® Technology Sector IndexSM” beginning on page 23.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	April 25, 2024
Original issue date:	April 30, 2024 (3 business days after the pricing date)
Maturity date:	May 30, 2025
Aggregate principal amount:	$
Interest:	None
Underlying indices:	The Nasdaq-100® Technology Sector IndexSM (the “NDXT Index”), the Russell 2000® Index (the “RTY Index”) and the Dow Jones Industrial AverageSM (the “INDU Index”)
Payment at maturity:

●If the final index value of each underlying index is greater than or equal to its respective downside threshold value:

$1,000 + the upside payment

●If the final index value of any underlying index is less than its respective downside threshold value, meaning the value of any underlying index has declined by more than 35% from its respective initial index value to its respective final index value:

$1,000 × index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 35%, and possibly all, of your investment.

Upside payment:	At least $105 per security (10.50% of the stated principal amount). The actual upside payment will be set on the pricing date.
Index performance factor:	With respect to each underlying index, final index value / initial index value
Worst performing underlying index:	The underlying index that has declined the most, meaning that it has the least index performance factor
Initial index value:

With respect to the NDXT Index, , which is the index closing value of such index on the pricing date

With respect to the RTY Index, , which is the index closing value of such index on the pricing date

With respect to the INDU Index, , which is the index closing value of such index on the pricing date

Downside threshold value:

With respect to the NDXT Index, , which is 65% of the initial index value for such index

With respect to the RTY Index, , which is 65% of the initial index value for such index

With respect to the INDU Index, , which is 65% of the initial index value for such index

Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	May 27, 2025, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61776LZP5 / US61776LZP56
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $982.80 per security, or within $25.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(3)See “Use of proceeds and hedging” on page 21.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2023 Index Supplement dated November 16, 2023Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying indices that provides a fixed return of at least 10.50% (to be determined on the pricing date) if the final index value of each underlying index is greater than or equal to its respective downside threshold value;

￭To enhance returns and potentially outperform the worst performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM in a moderately bullish or moderately bearish scenario;

￭To obtain limited protection against the loss of principal in the event of a decline of the underlying indices as of the valuation date, but only if the final index value of each underlying index is greater than or equal to its respective downside threshold value.

If the final index value of any underlying index is less than its downside threshold value, the securities are exposed on a 1-to-1 basis to the percentage decline of the final index value of the worst performing underlying index from its respective initial index value.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	13 months
Upside payment:

At least $105 per security (10.50% of the stated principal amount, to be determined on the pricing date), payable only if the final index value of each underlying index is greater than or equal to its respective downside threshold value

Downside threshold value:	For each underlying index, 65% of the respective initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $982.80, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold values, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

April 2024 Page 2

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

April 2024 Page 3

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Key Investment Rationale

The securities provide a return based on the performance of the worst performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM. If the final index value of each underlying index is greater than or equal to its respective downside threshold value, you will receive the stated principal amount for each security you hold at maturity plus the upside payment of at least $105 per security (to be determined on the pricing date). However, if, as of the valuation date, the value of any underlying index is less than its respective downside threshold value, the payment due at maturity will be less than $650 per security and could be zero.

Upside Scenario

If the final index value of each underlying index is greater than or equal to its respective downside threshold value, the payment at maturity for each security will be equal to $1,000 plus the upside payment of at least $105. The actual upside payment will be set on the pricing date.

Downside Scenario

If the final index value of any underlying index is less than its respective downside threshold value, you will lose 1% for every 1% decline in the value of the worst performing underlying index from its respective initial index value, without any buffer (e.g., a 50% depreciation in the worst performing underlying index from the respective initial index value to the respective final index value will result in a payment at maturity of $500 per security).

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in any underlying index below its respective downside threshold value will result in a loss of a significant portion or all of your investment, even if the other underlying indices have appreciated or have not declined as much.

April 2024 Page 4

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial index values and downside threshold values will be determined on the pricing date.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Index Value:	With respect to the NDXT Index: 9,000 With respect to the RTY Index: 1,400 With respect to the INDU Index: 25,000
Hypothetical Downside Threshold Value:

With respect to the NDXT Index: 5,850, which is 65% of its hypothetical initial index value

With respect to the RTY Index: 910, which is 65% of its hypothetical initial index value

With respect to the INDU Index: 16,250, which is 65% of its hypothetical initial index value

Hypothetical Upside Payment:	$105 (10.50% of the stated principal amount)
Interest:	None

EXAMPLE 1: Each underlying index appreciates substantially, and investors therefore receive the stated principal amount plus the upside payment.

Final index value		NDXT Index: 17,100
RTY Index: 2,870 INDU Index: 52,500
Index performance factor		NDXT Index: 17,100 / 9,000 = 190%
RTY Index: 2,870 / 1,400 = 205%
INDU Index: 52,500 / 25,000 = 210%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $105
	=	$1,105

In example 1, the final index value for the NDXT Index has increased from its initial index value by 90%, the final index value for the RTY Index has increased from its initial index value by 105% and the final index value for the INDU Index has increased from its initial index value by 110%. Because the final index value of each underlying index is above its respective downside threshold value, investors receive at maturity the stated principal amount plus the upside payment of $105. Investors receive $1,105 per security at maturity and do not participate in the appreciation of any of the underlying indices. Although all three underlying indices have appreciated substantially, the return on the securities is limited to the fixed upside payment of $105.

EXAMPLE 2: The final index value of each underlying index is at or above its respective downside threshold value, and investors therefore receive the stated principal amount plus the upside payment.

Final index value	NDXT Index: 7,650
RTY Index: 1,120 INDU Index: 22,500
Index performance factor	NDXT Index: 7,650 / 9,000 = 85%
RTY Index: 1,120 / 1,400 = 80%
INDU Index: 22,500 / 25,000 = 90%

April 2024 Page 5

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $105
	=	$1,105

In example 2, the final index value for the NDXT Index has decreased from its initial index value by 15%, the final index value for the RTY Index has decreased from its initial index value by 20% and the final index value for the INDU Index has decreased from its initial index value by 10%. Because the final index value of each underlying index is at or above its respective downside threshold value, investors receive at maturity the stated principal amount plus the upside payment of $105. Although each underlying index has depreciated, investors receive $1,105 per security at maturity.

EXAMPLE 3: The final index value of one of the underlying indices is less than its respective downside threshold value. Investors are therefore exposed to the full decline in the worst performing underlying index from its respective initial index value.

Final index value		NDXT Index: 10,800
RTY Index: 700 INDU Index: 20,000
Index performance factor		NDXT Index: 10,800 / 9,000 = 120% RTY Index: 700 / 1,400 = 50% INDU Index: 20,000 / 25,000 = 80%
Payment at maturity	=	$1,000 × index performance factor of the worst performing underlying index
	=	$1,000 × 50%
	=	$500

In example 3, the final index value for the NDXT Index has increased from its initial index value by 20%, the final index value for the RTY Index has decreased from its initial index value by 50% and the final index value for the INDU Index has decreased from its initial index value by 20%. Because one of the underlying indices has declined below its respective downside threshold value, investors do not receive the upside payment and instead are exposed to the full negative performance of the RTY Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its respective initial index value. In this example, investors receive a payment at maturity equal to $500 per security, resulting in a loss of 50%.

EXAMPLE 4: The final index value of each underlying index is less than its respective downside threshold value. Investors are therefore exposed to the full decline in the worst performing underlying index from its respective initial index value.

Final index value		NDXT Index: 1,800
RTY Index: 560 INDU Index: 8,750
Index performance factor		NDXT Index: 1,800 / 9,000 = 20% RTY Index: 560 / 1,400 = 40% INDU Index: 8,750 / 25,000 = 35%
Payment at maturity	=	$1,000 × index performance factor of the worst performing underlying index
	=	$1,000 × 20%
	=	$200

In example 4, the final index value for the NDXT Index has decreased from its initial index value by 80%, the final index value for the RTY Index has decreased from its initial index value by 60% and the final index value for the INDU Index has decreased from its initial index value by 65%. Because one or more underlying indices have declined below their respective downside threshold values, investors do not receive the upside payment and instead are

April 2024 Page 6

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

exposed to the full negative performance of the NDXT Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its respective initial index value. In this example, investors receive a payment at maturity equal to $200 per security, resulting in a loss of 80%.

If the final index value of any of the underlying indices is less than its respective downside threshold value, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the level of the worst performing underlying index from its respective initial index value over the term of the securities, and you will lose a significant portion or all of your investment.

April 2024 Page 7

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value of each underlying index. If the final index value of any underlying index is less than 65% of its respective initial index value, you will not receive the fixed upside payment and you will instead receive at maturity an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the final index value of the worst performing underlying index from its respective initial index value over the term of the securities, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

￭Appreciation potential is fixed and limited. Where the final index value of each underlying index is greater than or equal to its respective downside threshold value, the appreciation potential of the securities is limited to the fixed upside payment of at least $105 per security (to be determined on the pricing date), even if all three of the underlying indices have appreciated substantially.

￭The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index values will be the index closing values on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the worst performing underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the worst performing underlying index prior to such drop.  Although the actual value of the worst performing underlying index on the stated maturity date or at other times during the term of the securities may be higher than its respective final index value, the payment at maturity will be based solely on the index closing value of the worst performing underlying index on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

￭the values of the underlying indices at any time (including in relation to their initial index values),

￭the volatility (frequency and magnitude of changes in value) of the underlying indices,

￭dividend rates on the securities underlying the underlying indices,

April 2024 Page 8

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

￭interest and yield rates in the market,

￭geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of the underlying indices,

￭the time remaining until the maturity of the securities,

￭the composition of the underlying indices and changes in the constituent stocks of the underlying indices, and

￭any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. In particular, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of any underlying index is near, at or below its respective downside threshold value.

You cannot predict the future performance of the underlying indices based on their historical performance. If the final index value of any underlying index is less than 65% of its respective initial index value, you will be exposed on a 1-to-1 basis to the full decline in the final index value of the worst performing underlying index from its respective initial index value. There can be no assurance that the final index value of each underlying index will be greater than 65% of its respective initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose a significant portion or all of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

April 2024 Page 9

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭Investing in the securities is not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index values, the downside threshold values, the final index values and the index performance factors, if applicable, and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing values in the event of a market disruption event or discontinuance of an underlying index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of any underlying index on the valuation date, and, accordingly, the amount of

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

cash an investor will receive at maturity, if any (depending also on the performance of the other underlying indices).

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, due to the terms of the securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Indices

￭You are exposed to the price risk of each underlying index. Your return on the securities is not linked to a basket consisting of all three underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. If the final index value of any underlying index declines to below 65% of its respective initial index value, you will be fully exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying indices have appreciated or have not declined as much. Accordingly, your investment is subject to the price risk of all three underlying indices.

￭Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With three underlying indices, it is more likely that the final index value of any underlying index will decline to below its respective downside threshold value than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

￭Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the technology sector. The stocks included in the NDXT Index are stocks of companies whose primary business is directly associated with the technology sector, including the following sub-sectors: computers and peripherals, software, diversified telecommunication services, communications equipment, semiconductors and semiconductor equipment, internet software and services, IT services, electronic equipment, instruments and components, wireless telecommunication services and office electronics. Because the value of the securities is linked to the performance of the NDXT Index, an investment in the securities exposes investors to risks associated with investments in securities with a concentration in the technology sector.

The values of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. All of these factors could have an effect on the price of the NDXT Index and, therefore, on the value of the securities.

￭The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of any underlying index may add, delete or substitute the stocks underlying such index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of such underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the relevant index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance (depending also on the performance of the other underlying indices).

April 2024 Page 12

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Nasdaq-100® Technology Sector IndexSM Overview

The Nasdaq-100® Technology Sector IndexSM, which is calculated, maintained and published by The Nasdaq OMX Group, Inc. (“Nasdaq OMX”), is an equal-weighted index intended to measure the performance of Nasdaq-listed companies that are classified as technology according to the Industry Classification Benchmark. For additional information about the Nasdaq-100® Technology Sector IndexSM, see “Annex A — Nasdaq-100® Technology Sector IndexSM” below.

Information as of market close on April 18, 2024:

Bloomberg Ticker Symbol:	NDXT
Current Index Value:	9,716.70
52 Weeks Ago:	6,889.75
52 Week High (on 3/7/2024):	10,686.65
52 Week Low (on 4/25/2023):	6,494.21

The following graph sets forth the daily closing values of the NDXT Index for the period from January 1, 2019 through April 18, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the NDXT Index for each quarter in the same period. The closing value of the NDXT Index on April 18, 2024 was 9,716.70. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The NDXT Index has at times experienced periods of high volatility, and you should not take the historical values of the NDXT Index as an indication of its future performance.

NDXT Index Daily Closing Values January 1, 2019 to April 18, 2024

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Nasdaq-100® Technology Sector IndexSM	High	Low	Period End
2019
First Quarter	4,606.49	3,547.57	4,493.19
Second Quarter	4,880.48	4,170.02	4,660.72
Third Quarter	5,026.65	4,469.97	4,771.68
Fourth Quarter	5,492.35	4,642.53	5,457.73
2020
First Quarter	5,954.62	4,030.77	4,606.71
Second Quarter	5,960.27	4,378.75	5,960.27
Third Quarter	6,915.12	5,948.33	6,401.73
Fourth Quarter	7,563.77	6,307.99	7,541.05
2021
First Quarter	8,480.86	7,197.59	7,866.84
Second Quarter	8,721.40	7,468.71	8,681.21
Third Quarter	9,228.96	8,348.04	8,606.64
Fourth Quarter	9,855.42	8,413.37	9,575.39
2022
First Quarter	9,565.42	7,193.06	8,320.06
Second Quarter	8,495.52	6,054.97	6,248.30
Third Quarter	7,489.94	5,723.83	5,723.83
Fourth Quarter	6,344.14	5,350.93	5,751.76
2023
First Quarter	7,129.20	5,647.49	7,129.20
Second Quarter	8,164.64	6,494.21	8,048.90
Third Quarter	8,597.36	7,705.63	7,939.24
Fourth Quarter	9,661.82	7,528.82	9,587.92
2024
First Quarter	10,686.65	9,098.91	10,420.33
Second Quarter (through April 18, 2024)	10,463.70	9,716.70	9,716.70

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “Annex A — Nasdaq-100® Technology Sector IndexSM” below.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

Information as of market close on April 18, 2024:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,942.958
52 Weeks Ago:	1,795.550
52 Week High (on 3/28/2024):	2,124.547
52 Week Low (on 10/27/2023):	1,636.938

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2019 through April 18, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period. The closing value of the RTY Index on April 18, 2024 was 1,942.958. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2019 to April 18, 2024

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Russell 2000® Index	High	Low	Period End
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,027.074
2024
First Quarter	2,124.547	1,913.166	2,124.547
Second Quarter (through April 18, 2024)	2,102.837	1,942.958	1,942.958

“Russell 2000® Index” and “Russell 3000ETM Index” are trademarks of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

April 2024 Page 16

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P® Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

Information as of market close on April 18, 2024:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	37,775.38
52 Weeks Ago:	33,976.63
52 Week High (on 3/28/2024):	39,807.37
52 Week Low (on 10/27/2023):	32,417.59

The following graph sets forth the daily closing values of the INDU Index for the period from January 1, 2019 through April 18, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the INDU Index for each quarter in the same period. The closing value of the INDU Index on April 18, 2024 was 37,775.38. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The INDU Index has at times experienced periods of high volatility, and you should not take the historical values of the INDU Index as an indication of its future performance.

INDU Index Daily Closing Values January 1, 2019 to April 18, 2024

April 2024 Page 17

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Dow Jones Industrial AverageSM	High	Low	Period End
2019
First Quarter	26,091.95	22,686.22	25,928.68
Second Quarter	26,753.17	24,815.04	26,599.96
Third Quarter	27,359.16	25,479.42	26,916.83
Fourth Quarter	28,645.26	26,078.62	28,538.44
2020
First Quarter	29,551.42	18,591.93	21,917.16
Second Quarter	27,572.44	20,943.51	25,812.88
Third Quarter	29,100.50	25,706.09	27,781.70
Fourth Quarter	30,606.48	26,501.60	30,606.48
2021
First Quarter	33,171.37	29,982.62	32,981.55
Second Quarter	34,777.76	33,153.21	34,502.51
Third Quarter	35,625.40	33,843.92	33,843.92
Fourth Quarter	36,488.63	34,002.92	36,338.30
2022
First Quarter	36,799.65	32,632.64	34,678.35
Second Quarter	35,160.79	29,888.78	30,775.43
Third Quarter	34,152.01	28,725.51	28,725.51
Fourth Quarter	34,589.77	29,202.88	33,147.25
2023
First Quarter	34,302.61	31,819.14	33,274.15
Second Quarter	34,408.06	32,764.65	34,407.60
Third Quarter	35,630.68	33,507.50	33,507.50
Fourth Quarter	37,710.10	32,417.59	37,689.54
2024
First Quarter	39,807.37	37,266.67	39,807.37
Second Quarter (through April 18, 2024)	39,566.85	37,735.11	37,775.38

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

April 2024 Page 18

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:

With respect to the NDXT Index, Nasdaq OMX Group, Inc., or any successor thereof.

With respect to the RTY Index, FTSE Russell, or any successor thereof.

With respect to the INDU Index, S&P® Dow Jones Indices LLC, or any successor thereof.

Index closing value:

With respect to each of the NDXT Index and the INDU Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of such underlying index, or any successor index (as defined under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement), published at the regular official weekday close of trading on such index business day by the underlying index publisher for such underlying index. In certain circumstances, the index closing value for the NDXT Index or the INDU Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

With respect to the RTY Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the RTY Index, or any successor index (as defined under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement), reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the RTY Index will be based on the alternate calculation of the RTY Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

April 2024 Page 19

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the Dow Jones Industrial AverageSM due May 30, 2025

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. We intend to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the Internal Revenue Service (the “IRS”) may seek to treat all or a portion of the gain on the securities as ordinary income. For example, due to the terms of the securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned

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Principal at Risk Securities

notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying indices and in futures and options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets. Such purchase activity could potentially increase the initial index value of any underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying indices). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of any underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying indices). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the upside payment, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump Securities and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

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Principal at Risk Securities

Product Supplement for Jump Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

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Principal at Risk Securities

Annex A — Nasdaq-100® Technology Sector IndexSM

The Nasdaq-100® Technology Sector IndexSM was developed by Nasdaq and is calculated, maintained and published by The Nasdaq OMX Group, Inc. (“Nasdaq OMX”). The underlying index is designed to measure the performance of Nasdaq-listed companies that are classified as technology according to the Industry Classification Benchmark which also meet other eligibility criteria determined by Nasdaq. The underlying index is reported by Bloomberg under the ticker symbol “NDXT.” All information contained in this document regarding the Nasdaq-100® Technology Sector IndexSM has been derived from publicly available information, without independent verification.

The Nasdaq-100® Technology Sector IndexSM is calculated under an equal-weighted methodology. On February 22, 2006, the Nasdaq-100® Technology Sector IndexSM began with a base of 1,000.00. To be eligible for inclusion in the Nasdaq-100® Technology Sector IndexSM, a security and its issuer must meet the following criteria:

●the security must be included in the Nasdaq-100 Index®

●the issuer of the security’s primary U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;

●the issuer of the security must be classified as Technology according to the Industry Classification Benchmark (“ICB”);

●if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then that security must have listed options on a registered options market in the United States or be eligible for listed-options trading on a registered options market in the United States;

●the issuer of the security generally may not currently be in bankruptcy proceedings;

●each security must have a minimum average daily trading volume of 200,000 shares (measured over the three calendar months ending with the month that includes the reconstitution reference date);

●the issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the Nasdaq Index Management Committee; and

●the security must have traded for at least three full calendar months, not including the month of initial listing, on an eligible exchange, which includes Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American, or CBOE BZX. Eligibility is determined as of the constituent selection reference date and includes that month. A security that was added as a result of a spin-off will be exempt from the seasoning requirement.

Index Calculation.

The Nasdaq-100® Technology Sector IndexSM is calculated without regard to ordinary dividends however it does reflect special dividends. The formula is as follows:

where:

and:

“Index Security” shall mean a security that has been selected for membership in the Nasdaq-100® Technology Sector IndexSM, having met all applicable eligibility requirements.

n = Number of Index Securities in the Nasdaq-100® Technology Sector IndexSM.

qi = Number of shares of Index Security i applied in the Nasdaq-100® Technology Sector IndexSM. The number of shares can be based on any number of items which would be identified in each specific Index Methodology including total shares outstanding (TSO), application of free float, dividend yield, modification due to foreign ownership restrictions, modification due to capping etc. This can also be referred to as Index Shares.

pi = Price in quote currency of Index Security i. Depending on the time of the calculation, the price can be either of the following:

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(1)The Start of Day (SOD) price which is the previous index calculation day’s (t-1) closing price for Index Security i adjusted for corporate action(s) occurring prior to market open on date t, if any, for the SOD calculation only;

(2)The intraday price which reflects the current trading price received from the Index Exchange during the index calculation day;

(3)The End of Day (EOD) price refers to the Last Sale Price; or

(4)The Volume Weighted Average Price (VWAP)

t = current index calculation day

t – 1 = previous index calculation day

Index Calendar.

The securities composing the Nasdaq-100® Technology Sector IndexSM are selected once annually each December. Securities currently within the Nasdaq-100® Technology Sector IndexSM must meet the eligibility criteria using market data through the end of October that year and total shares outstanding as of the end of November that year. Index reconstitutions are announced in early December and become effective after the close of trading on the third Friday in December.

The index is rebalanced on a quarterly basis in March, June, September and December. The index rebalance uses the Last Sale Price (“LSP”) of all Index securities as of the third Friday (February, May, August, and November, respectively). Index rebalance changes are announced in early March, June, September and December, and changes become effective after the close of trading on the third Friday in March, June, September and December.

Index Maintenance.

Deletion Policy. If at any time other than an index reconstitution, a component of the Nasdaq-100® Technology Sector IndexSM is removed from the Nasdaq-100 Index® for any reason, it is also removed from the Nasdaq-100® Technology Sector IndexSM at the same time.

This may include:

●listing on an ineligible index exchange;

●a security is not classified under the Technology Subsector according to the ICB;

●merger, acquisition, or other major corporate event that would otherwise adversely impact the integrity of the Index;

●if a company is organized as a REIT;

●if the issuer has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index® for two consecutive month-ends; or

●if a security that was added to the Nasdaq-100 Index® as the result of a spin-off event has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index® at the end of its second day of regular way trading as a Nasdaq-100 Index® member.

In the case of mergers and acquisitions, the effective date for the removal of an Index issuer or security will be largely event-based, with the goal to remove the issuer or security as soon as completion of the acquisition or merger has been deemed highly probable. Notable events include, but are not limited to, completion of various regulatory reviews, the conclusion of material lawsuits and/or shareholder and board approvals.

Securities that are added as a result of a spin-off may be deleted as soon as practicable after being added to the index. This may occur when Nasdaq determines that a security is ineligible for inclusion because of reasons such as ineligible exchange, security type, or industry. Securities that are added as a result of a spin-off may be maintained in the index until a later date and then removed, for example if a spin-off security has liquidity or market capitalization characteristics that diverge materially from the security eligibility criteria and could affect the integrity of the index.

Replacement Policy. When a component of the Nasdaq-100 Index® that is classified as Technology according to ICB is removed from the Nasdaq-100 Index®, it is also removed from the Nasdaq-100® Technology Sector IndexSM. As such, if the replacement company being added to the Nasdaq-100 Index® is classified as Technology according to ICB, it is added to the Nasdaq-100® Technology Sector IndexSM and will assume the weight of the removed company on the Index effective date.

When a component of the Nasdaq-100 Index® that is not classified as Technology according to ICB is removed and the replacement company being added to the Nasdaq-100 Index® is classified as Technology according to ICB, the replacement company is considered for addition to the Nasdaq-100® Technology Sector IndexSM at the next quarterly Rebalance.

When a component of the Nasdaq-100 Index® that is classified as Technology according to ICB is removed from the Nasdaq-100 Index® and the replacement company being added to the Nasdaq-100 Index® is not classified as Technology according to ICB, the company is removed from the Nasdaq-100® Technology Sector IndexSM and the divisor of the Nasdaq-100® Technology Sector IndexSM is adjusted to ensure Index continuity.

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Principal at Risk Securities

Additions Policy. If a security is added to the Nasdaq-100 Index® for any reason, it may be added to the Nasdaq-100® Technology Sector IndexSM at the same time.

Corporate Actions. In the periods between scheduled index reconstitution and rebalancing events, individual Index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq-100® Technology Sector IndexSM.

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The securities are not sponsored, endorsed, sold or promoted by Nasdaq (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Nasdaq-100 Index® is determined, composed and calculated by Nasdaq without regard to us or the securities. Nasdaq has no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM, NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM, NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq.

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